Exhibit 10.1

Moving iMage Technologies, Inc. October 30, 2024

Discussion and mutual understanding between Phil Rafnson and Francois Godfrey of principal terms re Francois becoming President & COO, and a Board member of MiT.

1.	Base salary $225,000 per year.
2.	Grant of 200,000 options, 25% immediately vested, 25% vested at 12, 24 and 36 months.
3.	Francois to prepare a Business Plan by 12/31/2024 to be presented to Phil and the Board for the 3rd and 4th Q of FY 2025 and FY 2026. To include incentive/performance goals for the business and individually for Sr. Mgmt, with proposed incentive bonuses based on same.
4.	Sign-on bonus. In addition to the immediately vested 50,000 options, $15,000 cash bonus upon delivery of Business Plan 12/31/2024.
5.	Upon reduced salaries being returned to prior levels, Francois salary to increase the same % as Sr. VPs, plus 5%.
6.	Payment if severance. Severance is 6 months’ salary. If terminated by MiT for any reason the full 6 months’ salary will be paid. If Francois voluntarily leaves MiT within 6 months $0 will be paid, if between 6 and 12 months, 3 months’ salary will be paid, if after 12 months, 6 months will be paid.
7.	Per above, Francois will be appointed President & COO and placed on the Board of Directors.
8.	Re authority as President & COO Francois will have full authority over day-to-day operations and performance under the Business Pan, and will consult with the CEO on major matters not in the Board approved Business Plan. Senior officer hire and fire, compensation and bonuses based on performance to be approved by the CEO and Board.

The above is mutually understood by Phil Rafnson and Francois Godfrey and will be formalized within a reasonable time after Francois becomes President & COO. When formalized and signed, the required portions will then be filed per SEC regulations.

____/s/ PR________ __/s/ FG__________ ___/s/ JS_________

Initials Phil Initials Francois Initials Stiska, witness